EXHIBIT 23.04

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 27, 1999, relating to the financial statements of Planificacion y Estrategia en Internet, S.L. and Illimited, S.L., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers Auditores, S.L.
Madrid, Spain
January 17, 2000